Exhibit 10.6

HOME FEDERAL BANK DIRECTOR RETIREMENT PLAN
(Amended Effective January 22, 2013)

THIS AMENDED DIRECTOR RETIREMENT PLAN (the “Agreement”) is adopted this 22nd day of January, 2013, by and between HOME FEDERAL BANK, a state-chartered commercial bank located in Nampa, Idaho (the “Bank”) and _____ (the “Director”).

The purpose of this Agreement is to provide specified benefits to the Director who contributes to the continued growth, development, and future business success of the Bank.

This Agreement amends and supersedes the Agreement between the Bank and the Director dated _____ (the "Original Effective Date") and all subsequent amendments thereto.

Article 1- Definitions

Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

1.
“Accrual Balance” means the liability that should be accrued by the Bank, under Generally Accepted Accounting Principles (“GAAP”), for the Bank's obligation to the Director under this Agreement, by applying Accounting Principles Board Opinion Number 12 (“APB 12”) as amended by Statement of Financial Accounting Standards Number 106 (“FAS 106”) and the Discount Rate. Any one of a variety of amortization methods may be used to determine the Accrual Balance. However, once chosen, the method must be consistently applied. A Participant's Accrual Balance shall be determined taking into account Fees as defined herein, for all periods commencing with the Original Effective Date.

2.	“Beneficiary” means each designated person, or the estate of the deceased Director, entitled to benefits, if any, upon the death of the Director determined pursuant to Article 4.

3.
“Beneficiary Designation Form” means the form established from time to time by the Plan Administrator that the Director completes, signs, and returns to the Plan Administrator to designate one or more Beneficiaries.

4.	“Board” means Board of Directors of the Company as from time to time constituted.

5.	“Change in Control” means

(i)
Any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Company or any person (as hereinafter defined) acting on behalf of the Company as underwrite pursuant to an offering who is temporarily holding securities in connections with such offering, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), is or becomes the “beneficiary owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding securities;

(ii)
Individuals who are members of the Board on the Commencement Date (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the Commencement Date whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board or whose nomination for election by the Company's stockholders was approved by the nominating committee serving under an Incumbent Board or who as appointed as a result of a change at the direction of the primary regulators, shall be considered a member of the Incumbent Board;

(iii)
The stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than (1) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (2) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person (as herein above defined) acquires more than 25% of the combined voting power of the Company's then outstanding securities; or

(iv)
The stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets (or any transaction having a similar effect); provided that the term “Change in Control” shall not include an acquisition of securities by an employee benefit plan of the Bank or the Company or a change in the composition of the Board at the direction of the primary regulators.

6.	“Code” means the Internal Revenue Code of 1986, as amended.

7.	“Commencement Date” means the date the conversion of the Bank from the mutual to stock form of organization is completed.

8.	“Company” means Home Federal Bancorp, Inc., a Maryland corporation.

9.
“Disability” means Director: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees or directors of the Bank. Medical determination of Disability may be made by either the Social Security Administration or by the provider of an accident or health plan covering employees or directors of the Bank provided that the definition of “disability” applied under such disability insurance program complies with the requirements of the preceding sentence. Upon the request of the Plan Administrator, the Director must submit proof to the Plan Administrator of the Social Security Administration's or the provider's determination.

10.	“Discount Rate” means the rate used by the Plan Administrator for determining the Accrual Balance. The Discount Rate is seven and one-half percent (7.5%).

11.
“Early Termination” means Termination of Service before Normal Retirement Age except when such Termination of Service occurs: (i) within twenty-four (24) months following a Change in Control; or (ii) due to death, Disability, or Termination for Cause.

12.
“Fees” means the total fees payable to the Director in cash during a Plan Year. Amounts paid or provided to the Director other than in cash (including but not limited to equity-based compensation) shall not be taken into account.

13.	“Normal Retirement Age” means the Director attaining age seventy-two (72).

14.	“Normal Retirement Date” means the later of Normal Retirement Age or Termination of Service.

15.	“Plan Administrator” means the Board or such committee or person as the Board shall appoint.

16.	“Plan Year” means each twelve (12) month period commencing on October 1st and ending on September 30th of each year.

17.
“Projected Benefit” means the Normal Retirement Benefit the Director would have received under Section 2.1.1 if the Director survived until Normal Retirement Age, assuming that Fees increased at an annual rate of four percent (4%) from the date of death until Normal Retirement Age.

18.
“Specified Employee” means a key employee (as defined in Code Section 416(i) without regard to paragraph 5 thereof) of the Bank if any stock of the Bank is publicly traded on an established securities market or otherwise, as determined by the Plan Administrator based on the twelve (12) month period ending each December 31 (the “identification period”). If the Director is determined to be a Specified Employee for an identification period, the Director shall be treated as a Specified Employee for purposes of this Agreement during the twelve (12) month period that begins on the first day of the fourth month following the close of the identification period.

19.	“Termination for Cause” means Termination of Service for:

(a)	Gross negligence or gross neglect of duties to the Bank; or

(b)	Conviction of a felony or of a gross misdemeanor involving moral turpitude in connection with the Director's service with the Bank; or

(c)	Fraud, disloyalty, dishonesty or willful violation of any law or significant Bank policy committed in connection with the Director's service and resulting in a material adverse effect on the Bank.

20.
“Termination of Service” means the termination of the Director's service with the Bank (and any entity required to be affiliated with the Bank under Section 409A) for reasons other than death. Whether a Termination of Service takes place is determined in accordance with the requirements of Section 409A (taking into account all special rules and presumptions provided for in the regulations thereunder) based on the facts and circumstances surrounding the termination of the Director's service and whether the Director's termination of services constitutes a good-faith and complete termination of the Director's service relationship with the Bank and its affiliates (as herein defined).

21.	“Vested Accrual Balance” means the following vesting schedule applied to the Accrual Balance:

Years of Service	Vesting %
1	10%
2	20%
3	30%
4	40%
5	50%
6	60%
7	70%
8	80%
9	90%
10+	100%

1.22
“Years of Service” means the twelve consecutive month period beginning on the Director's date of hire and any twelve (12) month anniversary thereof during the entirety of which time the Director is member of the Board. Service with a subsidiary or other entity controlled by the Bank before the time such entity became a subsidiary or under such control shall not be considered “credited service.”

Article 2- Distributions During Lifetime

2.1
Normal Retirement Benefit. Upon Termination of Service on or after the Normal Retirement Age, the Bank shall distribute to the Director the benefit described in this Section 2.1 in lieu of any other benefit under this Article.

2.1.1	Amount of Benefit. The annual benefit under this Section 2.1 is fifty percent (50%) of the Fees paid to the Director during the Plan Year immediately preceding Termination of Service.

2.1.2
Distribution of Benefit. The Bank shall distribute the annual benefit to the Director in twelve (12) equal monthly installments commencing on the first day of the month following Normal Retirement Date. The annual benefit shall be distributed to the Director for fifteen (15) years.

2.2	Early Termination Benefit. Upon Early Termination, the Bank shall distribute to the Director the benefit described in this Section 2.2 in lieu of any other benefit under this Article.

2.2.1	Amount of Benefit. The benefit under this Section 2.2 is the Vested Accrual Balance determined as of the end of the month preceding Termination of Service.

2.2.2
Distribution of Benefit. The Bank shall pay the Early Retirement Benefit determined under Section 2.2.1 to the Director in one hundred eighty (180) equal consecutive monthly installments, commencing with the first of the month following Normal Retirement Age. Interest shall be credited on the unpaid Vested Accrual Balance at an annual rate of seven and one-half percent (7.5%), compounded monthly.

2.3	Disability Benefit. If the Director experiences a Disability prior to Normal Retirement Age, the Bank shall distribute to the Director the benefit described in this Section 2.3 in lieu of any other benefit under this Article.

2.3.1	Amount of Benefit. The benefit under this Section 2.3 is one hundred percent (100%) of the Accrual Balance determined as of the end of the month preceding Disability.

2.3.2
Distribution of Benefit. The Bank shall pay the Disability Benefit determined under Section 2.3.1 to the Director in one hundred eighty (180) equal consecutive monthly installments, commencing with the first of the month following Disability. Interest shall be credited on the unpaid Accrual Balance at and annual rate of seven and one-half percent (7.5%), compounded monthly.

2.4
Change in Control Benefit. Upon a Change in Control followed within twenty-four (24) months by a Termination of Service, the Bank shall distribute to the Director the benefit described in this Section 2.4 in lieu of any other benefit under this Article.

1.	Amount of Benefit. The Change in Control Benefit under this Section 2.4 is the sum of:

(a)	One hundred percent (100%) of the Accrual Balance as of the end of the month prior to the Change in Control; and

(b)	2.99 times the Fees paid to the Director during the last Plan Year prior to the Change in Control.

2.4.2
Distribution of Benefit. The Bank shall pay the Change in Control Benefit determined under Section 2.4.1 to the Director in one hundred eighty (180) equal consecutive monthly installments, commencing with the first of the month following Normal Retirement Age. Interest shall be credited on the unpaid benefit at and annual rate of seven and one-half percent (7.5%), compounded monthly.

2.4.3
Parachute Payments. Notwithstanding any other provision of this Agreement, if payments and the value of benefits received or to be received under this Agreement, together with any other amounts and the value of benefits received or to be received by the Director, would cause any amount to be nondeductible by the Company or any of the Consolidated Subsidiaries for federal income tax purposes pursuant to or by reason of Section 280G of the Code, then payments and benefits under this Agreement shall be reduced (not less than zero) to the extent necessary so as to maximize amounts and the value of benefits to be received by the Director without causing any amount to become nondeductible pursuant to or by reason of Section 280G of the Code. For this purpose, the term “Consolidated Subsidiaries” means any subsidiary or subsidiaries of the Company (or its successors) that are part of the affiliated group (as defined in Section 1504 of the Code, without regard to subsection (b) thereof) that includes the Bank, including but not limited to the Company.

2.5
Restriction on Timing of Distribution.  Notwithstanding any provision of this Agreement to the contrary, if the Director is considered a Specified Employee at Termination of Service, the provisions of this Section 2.5 shall govern all distributions hereunder. Benefit distributions that are made due to a Termination of Service occurring while the Director is a Specified Employee shall not be made during the first six (6) months following Termination of Service. Rather, any distribution which would otherwise be paid to the Director during such period shall be accumulated and paid to the Director in a lump sum on the first day of the seventh month following the Termination of Service. All subsequent distributions shall be paid in the manner specified or provided for in the Plan.

2.6
Distributions Upon Income Inclusion Under Section 409A; Other Circumstances. If any amount is required to be included in income by the Director prior to receipt due to a failure of this Agreement to meet the requirements of Section 409A, the Director may petition the Plan Administrator for a distribution of that portion of the amount the Bank has accrued with respect to the Bank's obligations hereunder that is required to be included in the Director's income. Upon the grant of such a petition, which grant shall not be unreasonably withheld, the Bank shall distribute to the Director immediately available funds in an amount equal to the portion of the amount the Bank has accrued with respect to the Bank's obligations hereunder required to be included in income as a result of the failure of this Agreement to meet the requirements of Section 409A, within ninety (90) days. Such a distribution shall affect and reduce the Director's benefits to be paid under this Agreement. At the discretion of the Plan Administrator, distribution also may be made from the Plan prior to the Director's Termination of Service for any other reason permitted under Treasury Regulation Section 1.409A-3(j)(4) or subsequent Section 409A guidance (including but not limited to the following: pursuant to a domestic relations order, to comply with an ethics order, to effect a limited cashout, to pay employment taxes, to pay state, local or foreign taxes, to offset certain debt obligations and to resolve a bona fide dispute regarding the Director's benefits under the Plan).

2.7	Change in Form or Timing of Distributions. The Director may, with the Bank's consent, elect to modify the timing and/or form of distribution(s) payable to him under this Article 2. Any such election:

(a)	must not accelerate the time or schedule of any distribution, except as provided in Section 409A of the Code and the regulations thereunder;

(b)
must, for benefits distributable under Sections 2.1, 2.2 and 2.4, delay the commencement of distributions for a minimum of five (5) years from the date the first distribution was originally scheduled to be made; and

(c)	must take effect not less than twelve (12) months after the election is made.

For purposes of this Section 2.7, and in accordance with Section 409A, the entitlement to a series of installment payments described in Article 2 or Article 3 shall be treated as the entitlement to a single payment.

Article 3- Distribution at Death

3.1
Death During Active Service. If the Director dies prior to Termination of Service, the Bank shall distribute to the Beneficiary the benefit described in this Section 3.1. This benefit shall be distributed in lieu of the benefits under Article 2.

3.1.1	Amount of Benefit. The annual benefit under this Section 3.1 is the Projected Benefit.

3.1.2
Distribution of Benefit. The Bank shall pay the annual Projected Benefit to the Beneficiary in twelve (12) equal monthly installments commencing with the month following the Director's death. The annual benefit shall be paid to the Beneficiary for a period of fifteen (15) years.

3.2
Death During Distribution of a Benefit. If the Director dies after any benefit distributions have commenced under this Agreement but before receiving all such distributions, the Bank shall distribute to the Beneficiary the remaining benefits at the same time and in the same amounts that would have been distributed to the Director had the Director survived.

3.3
Death After Termination of Service But Before Benefit Distributions Commence. If the Director is entitled to benefit distributions under this Agreement, but dies prior to the commencement of said benefit distributions, the Bank shall distribute to the Beneficiary the same benefits that the Director was entitled to prior to death except that the benefit distributions shall commence the month following the Director's death. The Beneficiary shall be required to provide the Bank a copy of the Director's death certificate.

Article 4- Beneficiaries

4.1
In General. The Director shall have the right, at any time, to designate a Beneficiary to receive any benefit distributions under this Agreement upon the death of the Director. The Beneficiary designated under this Agreement may be the same as or different from the beneficiary designated under any other plan of the Bank in which the Director participates.

4.2
Designation. The Director shall designate a Beneficiary by completing and signing the Beneficiary Designation Form and delivering it to the Plan Administrator or its designated agent. If the Director names someone other than the Director's spouse as a Beneficiary, the Plan Administrator may, in its sole discretion, determine that spousal consent is required to be provided in a form designated by the Plan Administrator, executed by the Director's spouse and returned to the Plan Administrator. The Director's beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Director or if the Director names a spouse as Beneficiary and the marriage is subsequently dissolved. The Director shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator's rules and procedures. Upon the acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Director and accepted by the Plan Administrator prior to the Director's death.

4.3	Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Plan Administrator or its designated agent.

4.4
No Beneficiary Designation. If the Director dies without a valid Beneficiary designation, or if all designated Beneficiaries predecease the Director, then the Director's spouse shall be the designated Beneficiary. If the Director has no surviving spouse, any benefits shall be paid to the personal representative of the Director's estate.

4.5
Facility of Distribution. If the Plan Administrator determines in its discretion that a benefit is to be paid to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of that person's property, the Plan Administrator may direct distribution of such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Plan Administrator may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Any distribution of a benefit shall be a distribution for the account of the Director and the Beneficiary, as the case may be, and shall completely discharge of any liability under the Agreement for such distribution amount.

Article 5- General Limitations

5.1
Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the Bank shall not distribute any benefit under this Agreement if the Director's service with the Bank is terminated due to a Termination for Cause.

5.2
Suicide or Misstatement. No benefits shall be distributed if the Director commits suicide within two years after the effective date of the Prior Agreement, or if an insurance company which issued a life insurance policy covering the Director and owned by the Bank denies coverage (i) for material misstatements of fact made by the Director on an application for such life insurance, or (ii) for any other reason.

5.3
Removal. Notwithstanding any provision of this Agreement to the contrary, the Bank shall not distribute any benefit under this Agreement in excess of the Deferrals if the Director is subject to a final removal or prohibition order issued by an appropriate federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act. Notwithstanding anything herein to the contrary, any payments made to the Director pursuant to this Agreement, or otherwise, shall be subject to and conditioned upon compliance with 12 U.S.C. 1828 and FDIC Regulation 12 CFR Part 359, Golden Parachute Indemnification Payments and any other regulations or guidance promulgated thereunder.

Article 6- Administration of Agreement

6.1
Plan Administrator Duties. The Plan Administrator shall administer this Agreement according to its express terms and shall also have the discretion and authority to (i) make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Agreement and (ii) decide or resolve any and all ques-tions including interpretations of this Agreement, as may arise in connection with the Agreement to the extent the exercise of such discretion and authority does not conflict with Section 409A of the Code and regulations thereunder.

6.2
Agents. In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit, including acting through a duly appointed representative, and may from time to time consult with counsel who may be counsel to the Bank.

6.3
Binding Effect of Decisions. The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of the Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Agreement.

6.4
Indemnity of Plan Administrator. The Bank shall indemnify and hold harmless the members of the Plan Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Plan Administrator or any of its members.

6.5
Bank Information. To enable the Plan Administrator to perform its functions, the Bank shall supply full and timely information to the Plan Administrator on all matters relating to the date and circum-stances of the Director's Disability, death, or Termination of Service, and such other pertinent information as the Plan Administrator may reasonably require.

6.6
Annual Statement. The Plan Administrator shall provide to the Director, within one hundred twenty (120) days after the end of each Plan Year, a statement setting forth the benefits to be distributed under this Agreement.

Article 7- Claims And Review Procedures

7.1
Claims Procedure. A Director or Beneficiary (“claimant”) who has not received benefits under the Agreement that he or she believes should be distributed shall make a claim for such benefits as follows:

7.1.1
Initiation - Written Claim. The claimant initiates a claim by submitting to the Plan Administrator a written claim for the benefits. If such a claim relates to the contents of a notice received by the claimant, the claim must be made within sixty (60) days after such notice was received by the claimant. All other claims must be made within one hundred eighty (180) days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the claimant.

7.1.2
Timing of Plan Administrator Response. The Plan Administrator shall respond to such claimant within 90 days after receiving the claim. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

7.1.3
Notice of Decision. If the Plan Administrator denies part or all of the claim, the Plan Administrator shall notify the claimant in writing of such denial. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)	The specific reasons for the denial;

(b)	A reference to the specific provisions of the Agreement on which the denial is based;

(c)	A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed; and

(d)	An explanation of the Agreement's review procedures and the time limits applicable to such procedures.

7.2	Review Procedure. If the Plan Administrator denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Plan Administrator of the denial, as follows:

7.2.1
Initiation - Written Request. To initiate the review, the claimant, within 60 days after receiving the Plan Administrator's notice of denial, must file with the Plan Administrator a written request for review.

7.2.2
Additional Submissions - Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Plan Administrator shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant's claim for benefits.

7.2.3
Considerations on Review. In considering the review, the Plan Administrator shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

7.2.4
Timing of Plan Administrator Response. The Plan Administrator shall respond in writing to such claimant within 60 days after receiving the request for review. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

7.2.5
Notice of Decision. The Plan Administrator shall notify the claimant in writing of its decision on review. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)	The specific reasons for the denial;

(b)	A reference to the specific provisions of the Agreement on which the denial is based;

(c)
A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant's claim for benefits; and

(d)	A statement of the claimant's right to bring a civil action.

Article 8- Amendments and Termination

1.
Amendments. This Agreement may be amended only by a written agreement signed by the Bank and the Director, provided such amendment does not cause the Plan to violate Section 409A. However, the Bank may unilaterally amend this Agreement to conform with written directives to the Bank from its auditors or banking regulators or to comply with legislative changes or tax law, including without limitation Section 409A.

2.
Plan Termination Generally. The Bank may unilaterally terminate this Agreement at any time. The benefit shall be the Accrual Balance as of the date the Agreement is terminated. Except as provided in Section 8.3, the termination of this Agreement shall not cause a distribution of benefits under this Agreement. Rather, upon such termination benefit distributions will be made at the earliest distribution event permitted under Article 2 or Article 3.

3.	Plan Terminations Under Section 409A. Notwithstanding anything to the contrary in Section 8.2, if the Bank terminates this Agreement in the following circumstances:

(a)    Within thirty (30) days before, or twelve (12) months after a transaction described in Code Section 409A(2)(A)(v), i.e., a change in the ownership or effective control of the Bank, or in the ownership of a substantial portion of the assets of the Bank, provided that all distributions are made no later than twelve (12) months following such termination of the Agreement and further provided that all the Bank's arrangements which are substantially similar to the Agreement are terminated so the Director and all participants in the similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the termination of the arrangements;

(b)
Upon the Bank's dissolution or with the approval of a bankruptcy court provided that the amounts deferred under the Agreement are included in the Director's gross income in the latest of (i) the calendar year in which the Agreement terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the distribution is administratively practical; or

(c)
Upon the Bank's termination of this and all other plans required by Section 409A to be aggregated with this Plan, provided that (1) the Plan's termination and liquidation does not occur proximate to a downturn in the financial health of the Bank; (2) all distributions in connection with the termination of the Plan are made no earlier than twelve (12) months and no later than twenty-four (24) months following the date the Bank takes all actions necessary to irrevocably terminate and liquidate the Plan (the “Termination Date”); and (3) the Bank does not adopt any new plan that would be required by Section 409A to be aggregated with this Plan at any time within three years following the Termination Date;

the Bank may distribute the Accrual Balance, determined as of the date of the termination of the Agreement, to the Director in a lump sum subject to the above terms. This Section 8.3 shall be administered and interpreted in a manner consistent with Section 409A.

Article 9- Miscellaneous

9.1	Binding Effect. This Agreement shall bind the Director and the Bank, and their beneficiaries, survivors, executors, administrators and transferees.

9.2
No Guarantee of Service. This Agreement is not a contract for service. It does not give the Director the right to remain as a director of the Bank, nor does it interfere with the Bank's right to discharge the Director. It also does not require the Director to remain a director nor interfere with the Director's right to terminate service at any time.

9.3	Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

9.4
Tax Withholding and Reporting. The Bank shall withhold any taxes that are required to be withheld, including but not limited to taxes owed under Section 409A from the benefits provided under this Agreement. The Director acknowledges that the Bank's sole liability regarding taxes is to forward any amounts withheld to the appropriate taxing authorities. The Bank shall satisfy all applicable reporting requirements, including those under Section 409A.

9.5	Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the State of Idaho, except to the extent preempted by the laws of the United States of America.

9.6
Unfunded Arrangement. The Director and the Beneficiary are general unsecured creditors of the Bank for the distribution of benefits under this Agreement. The benefits represent the mere promise by the Bank to distribute such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Director's life or other informal funding asset is a general asset of the Bank to which the Director and Beneficiary have no preferred or secured claim. The Plan shall not be funded in a manner inconsistent with the requirements of Section 409A.

9.7
Reorganization. The Bank shall not merge or consolidate into or with another bank, or reorganize, or sell substantially all of its assets to another bank, firm, or person unless such succeeding or continuing bank, firm, or person agrees to assume and discharge the obligations of the Bank under this Agreement. Upon the occurrence of such event, the term “Bank” as used in this Agreement shall be deemed to refer to the successor or survivor bank.

9.8
Entire Agreement. This Agreement constitutes the entire agreement between the Bank and the Director as to the subject matter hereof. No rights are granted to the Director by virtue of this Agreement other than those specifically set forth herein.

9.9
Interpretation. Wherever the fulfillment of the intent and purpose of this Agreement requires, and the context will permit, the use of the masculine gender includes the feminine and use of the singular includes the plural.

9.10
Alternative Action. In the event it shall become impossible for the Bank or the Plan Administrator to perform any act required by this Agreement due to regulatory or other constraints, the Bank or Plan Administrator may perform such alternative act as most nearly carries out the intent and purpose of this Agreement and is in the best interests of the Bank, provided that such alternative act does not violate Section 409A.

9.11	Headings. Article and section headings are for convenient reference only and shall not control or affect the meaning or construction of any of its provisions.

9.12
Validity. In case any provision of this Agreement shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Agreement shall be construed and enforced as if such illegal and invalid provision has never been inserted herein.

9.13    Notice. Any notice or filing required or permitted to be given to the Bank or Plan Administrator under this Agreement shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

Home Federal Bank
P.O. Box 190
Nampa, ID 83653
Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

Any notice or filing required or permitted to be given to the Director under this Agreement shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Director.

9.14
Deduction Limitation on Benefit Payments. If the Bank reasonably anticipates that the Bank's deduction with respect to any distribution under this Agreement would be limited or eliminated by application of Code Section 162(m), then to the extent deemed necessary by the Bank to ensure that the entire amount of any distribution from this Agreement is deductible, the Bank may delay payment of any amount that would otherwise be distributed under this Agreement. The delayed amounts shall be distributed to the Director (or the Beneficiary in the event of the Director's death) at the earliest date the Bank reasonably anticipates, or should reasonably anticipate, that the deduction of the payment of the amount will not be limited or eliminated by application of Code Section 162(m).

9.15	Compliance with Section 409A. This Agreement shall at all times be administered and the provisions of this Agreement shall be interpreted consistent with the requirements of Section 409A.

IN WITNESS WHEREOF, the Director and a duly authorized representative of the Bank have signed this Agreement.

Director:                        Bank:
HOME FEDERAL BANK

__________________________________        By _______________________________
Title: _____________________________

{ }    New Designation
{ }    Change in Designation

I, _____, designate the following as Beneficiary under the Agreement:

Primary: ___________________________________________________________ ___________________________________________________________	_____% _____%
Contingent: ___________________________________________________________ ___________________________________________________________	_____% _____%
Notes:

•	Please PRINT CLEARLY or TYPE the names of the beneficiaries.

•	To name a trust as Beneficiary, please provide the name of the trustee(s) and the exact name and date of the trust agreement.

•	To name your estate as Beneficiary, please write “Estate of [your name]”.

•	Be aware that none of the contingent beneficiaries will receive anything unless ALL of the primary beneficiaries predecease you.

I understand that I may change these beneficiary designations by delivering a new written designation to the Plan Administrator, which shall be effective only upon receipt and acknowledgment by the Plan Administrator prior to my death. I further understand that the designations will be automatically revoked if the Beneficiary predeceases me, or, if I have named my spouse as Beneficiary and our marriage is subsequently dissolved.

Name:        _______________________________

Signature:    _______________________________    Date:    _______

SPOUSAL CONSENT (Required if someone other than Spouse named beneficiary):

I consent to the beneficiary designation above, and acknowledge that if I am named Beneficiary and our marriage is subsequently dissolved, the designation will be automatically revoked.

Spouse Name:    _______________________________

Signature:    _______________________________    Date:    _______

Received by the Plan Administrator this ________ day of ___________________, 2___

By:    _________________________________
Title:    _________________________________